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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM 15

    Certification and Notice of Termination of Registration under Section
     12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
        to File Reports Under Sections 13 and 15(d) of the Securities
                            Exchange Act of 1934.

                                             Commission File Number   0-18726
                                                                    ------------

                              Seaboard Oil Co.
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           (Exact name of registrant as specified in its charter)

 3100 N. "A" Street, Building B, Suite 200, Midland, TX 79705  915/684-7005
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, $.01 par value
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          (Title of each class of securities covered by this Form)

                                    None
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 (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [X]         Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
            Rule 12g-4(a)(2)(ii)  [ ]         Rule 15d-6             [ ]
            Rule 12h-3(b)(1)(i)   [X]

   Approximate number of holders of record as of the certification or notice date:

              one
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   Pursuant to the requirements of the Securities Exchange Act of 1934,
Seaboard Oil Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      SEABOARD OIL CO.


DATE:     October 25, 1996            BY:  /s/ Gary B. Gilliam
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                                           Gary B. Gilliam, President,
                                           Chief Financial Officer and Secretary